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FOUNDED 1866

Exhibit 5.5

July 10, 2017

The Goldman Sachs Group, Inc.

200 West Street

New York, New York 10282

Ladies and Gentlemen:

The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) on the date hereof a registration statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933 (the “Act”), among other securities, an unspecified principal amount of the Company’s senior, unsecured debt securities which may include the Company’s senior, unsecured debt securities titled “Medium-Term Notes, Series D” (the “Series D Notes”) and the Company’s senior, unsecured debt securities titled “Medium-Term Notes, Series N” (the Series D Notes and the Medium-Term Notes, Series N collectively, the “Notes”) to be issued from time to time under an indenture, dated as of July 16, 2008, as amended by the first supplemental indenture dated as of October 7, 2010, the second supplemental indenture dated as of March 17, 2014, the supplemental indenture dated as of January 29, 2015 and the fourth supplemental indenture dated as of December 31, 2016 (as it may be further amended or supplemented from time to time, the “Indenture”), between the Company and The Bank of New York Mellon, as trustee, in each case with such terms as are to be determined at the time of issue pursuant to the Indenture. We act as counsel to you in connection with certain issuances of the Notes.

We have examined such corporate records, certificates and other documents relating to the Notes covered by the Registration Statement and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Based upon the foregoing, we advise you that, in our opinion, when the specific terms of a particular issuance of Notes have been duly authorized and established in accordance with the Indenture and such Notes have been duly executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other distribution agreement against payment therefor, such Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

July 10, 2017

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any such Note, (i) the Board of Directors of the Company, a duly authorized committee thereof or a duly authorized officer of the Company shall have duly established the terms of such Note and duly authorized the issuance and sale of such Note and such authorization shall not have been modified or rescinded; (ii) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; (iii) the Registration Statement has become effective and the effectiveness of the Registration Statement shall not have been terminated or rescinded; and (iv) the Indenture and such Notes have been duly authorized, executed and delivered by, and are each valid, binding and enforceable agreements of, each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that none of the terms of any Note to be established subsequent to the date hereof, nor the issuance and delivery of such Note, nor the compliance by the Company with the terms of such Note will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We note that, as of the date of this opinion, a judgment for money in an action based on a Note denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Note is denominated into United States dollars will depend on various factors, including which court renders the judgment.

The foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any other date.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by the Company with the Commission on the date hereof and its incorporation by reference into the Registration Statement. In addition, if a prospectus supplement or pricing supplement relating to the offer and sale of any particular Note or Notes is prepared and filed by the Company with the Commission on a future date and the prospectus supplement or pricing supplement contains our opinion and a reference to us substantially in the form set forth below, this consent shall apply to our opinion and the reference to us in substantially such form:

“In the opinion of Sidley Austin LLP, as counsel to The Goldman Sachs Group, Inc., when the notes offered by this [prospectus

July 10, 2017

supplement][pricing supplement] have been executed and issued by The Goldman Sachs Group, Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of The Goldman Sachs Group, Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.5 to the The Goldman Sachs Group, Inc.’s registration statement on Form S-3 filed with the Securities and Exchange Commission on July 10, 2017. [This opinion is also subject to the discussion, as stated in such letter, of the enforcement of notes denominated in a foreign currency or currency unit.]”

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sidley Austin LLP